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Exhibit 10.11

AMENDMENT #4 TO LEASE AGREEMENT

        WHEREAS, UNITED STATES PROFESSIONAL TENNIS ASSOCIATION, hereinafter called "Landlord," and GLOBAL GEOPHYSICAL SERVICES, INC., hereinafter called "Tenant," entered into a Lease Agreement dated the 4th day of November, 2004 for approximately 4,500 square feet of rentable area located in the 3535 Briarpark Office Building, 3535 Briarpark, Suite 200, Houston, Texas, said Lease Agreement commencing November 5, 2004 and expiring February 28, 2005; and,

        WHEREAS, on February 17, 2005 that lease agreement was amended in a First Amendment to Lease Agreement for the purpose of extending the Lease Agreement through July 31, 2005, and on June 28, 2005 in a Second Amendment to Lease Agreement expanding the premises by 2,461 rsf and extending the Lease to January 31, 2006, and on January 28, 2006 in a Third Amendment to Lease Agreement for the purposes of expanding the premises by 2,938 rsf to a total of 13,056 rsf and extending the expiration date to December 31, 2006; and,

        NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, Landlord and Tenant agree to further amend said Lease Agreement, as follows:

1.
Lease Extension: Landlord and Tenant hereby agree to extend the expiration date for occupied suites to March 31, 2007.

2.
Lease Expansion: Effective June 1, 2006, Tenant will lease Suite 111 consisting of 1,699 square feet with a monthly rental of $1,799.52 per month. Rent for the month of June will be prorated from date of occupancy. Landlord will bear all costs associated with installation of demising wall and one wall removal.

3.
Base Rents:
Dates	Suite	Sq. Ft.	Rate	Monthly
6/1/06 to 3/31/07	200	6,012	$10.80	$5,410.80
6/1/06 to 3/31/07	201	2,461	$10.80	$2,214.90
6/1/06 to 3/31/07	250	2,938	$10.80	$2,644.20
6/1/06 to 3/31/07	245	1,645	$10.80	$1,480.50
6/1/06 to 3/31/07	111	1,699	$12.71	$1,799.52

		14,755		$13,549.92
4.
Marketing Spaces to Prospective Tenants: Ninety (90) days prior to the lease expiration, Landlord will be allowed to show any individual suite to prospective tenants after giving advance notification and with the approval of tenant.

5.
Option to Extend: Amendment #3 To Lease Agreement, Item 6. "Month-to-Month Tenancies" is hereby replaced with Tenant having the option to extend the lease for two (2) thirty (30) day periods. Should Landlord not have a prospective tenant for any of the suites, then the lease for each of the suites may extended as needed on a month-to-month basis.

6.
Parking: Tenant is authorized to park (a) 37 vehicles in the general surface parking area designated by Landlord in the parking areas on the Property (the "Facilities"), and (b)  4 vehicles in the covered reserved parking area designated by Landlord in the Facilities. Landlord will issue a parking sticker and/or card for each vehicle of Tenant authorized to be parked in the Facilities, or Landlord will provide a reasonable alternate means to identify authorized vehicles. Landlord may designate the area of the Facilities within which each authorized vehicle may be parked, and Landlord may change such designations from time to time. Covered reserved parking spaces will bear a monthly parking fee of $25.00 per space per month.

        EXCEPT as hereby amended, Landlord and Tenant do hereby ratify and affirm the terms, conditions and covenants of said Lease Agreement and Amendments.

  Dated this the            day of                        , 2006.

LANDLORD:	TENANT:
UNITED STATES PROFESSIONAL TENNIS ASSOCIATION	GLOBAL GEOPHYSICAL SERVICES, INC.
By:	By:
Title:	Title:

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  Exhibit 10.11
AMENDMENT #4 TO LEASE AGREEMENT